Exhibit 5.1

May 28, 2024

Biotricity Inc.

203 Redwood Shores Parkway, Suite 600

Redwood City, California 94065

Re: Securities Registered under Registration Statement on Form S-3 (File No. 333-279226)

Ladies and Gentlemen:

We have acted as legal counsel to Biotricity Inc., a Nevada corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $2,684,644 to be offered and sold from time to time pursuant to a prospectus supplement dated May 28, 2024 (the “Prospectus Supplement”) and the accompanying prospectus dated May 15, 2024 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s registration statement on Form S-3 (File No. 333-279226) (together with the Prospectus, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company through or to H.C. Wainwright & Co., LLC (the “Manager”), as sales agent and/or principal, in accordance with that certain At-The-Market Offering Agreement, dated March 22, 2022, as amended on May 28, 2024, by and between the Company and the Manager (the “Offering Agreement”), as described in the Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus Supplement, (ii) a specimen certificate representing the Common Stock, (iii) the Offering Agreement, (iv) the Amended and Restated Articles of Incorporation of the Company, as currently in effect, (v) the Company’s Amended and Restated Bylaws, as currently in effect, and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Offering Agreement and the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (vii) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have further assumed that the Shares will be issued and delivered in accordance with the terms of the Offering Agreement.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus Supplement and the Offering Agreement, will be validly issued, fully paid and non-assessable.

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036 T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, and the federal laws of the United States of America. Insofar as the matters covered by this opinion may be governed by the laws of other states we have assumed that such laws are identical in all respects to the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof, which is incorporated by reference into the Registration Statement, and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Shares pursuant to the Offering Agreement and Prospectus Supplement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036 T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW